Exhibit 99.1
Summary of MichCon’s Rate Order (U-15985)1
June 4, 2010
On June 3, 2010, the Michigan Public Service Commission (MPSC) issued an order in MichCon’s rate case. The full text of the order is on the MPSC’s website at: http://www.dleg.state.mi.us/mpsc/orders/gas/2010/u-15985_06-03-2010.pdf
The MPSC order authorizes MichCon to raise its rates by approximately $119 million with an 11% authorized return on equity and a 50.4% equity capital structure. The rate order includes a $22 million impact of lower depreciation rates ordered in case U-15699 which adjusted MichCon’s as-filed revenue deficiency from $193 million to $171 million. In addition, the MPSC ordered MichCon to implement a pilot revenue decoupling mechanism (RDM) and the continuation of its uncollectible expense tracking mechanism with modifications.
MichCon self-implemented a $170 million rate increase in January 2010; therefore, this final order does not result in an additional increase to customer rates. MichCon is required to refund to customers, with interest, the difference between the authorized rate increase and revenue actually collected from customers via the self-implementation surcharge. The final refund amount will not be known until MichCon has determined the amount collected during the self-implementation period, based on final gas sales volumes. The refund should not be impacted by the reduction in depreciation from case U-15699 given the timing of that case’s order and the effective date of the new depreciation rates with this order. MichCon recorded a refund liability of $9 million during Q1 2010 for this potential refund and will review and assess whether an update to the reserve is appropriate for the second quarter.

[1]	This document includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms “anticipate”, “believe”, “estimate”, and similar words. These statements should be read in conjunction with the “Forward-Looking Statements” section in DTE Energy Company’s and Detroit Edison’s 2009 Forms 10-K and their 2010 Forms 10-Q (which sections are incorporated by reference herein), and in conjunction with other SEC reports filed by DTE Energy and Detroit Edison that discuss important factors that could cause DTE Energy’s and Detroit Edison’s actual results to differ materially. DTE Energy and Detroit Edison expressly disclaim any current intention to update any forward-looking statements contained in this document as a result of new information or future events.

Reconciliation of MichCon’s original request to the MPSC final order

	Amount
Item	($ millions)	Description
MichCon Filing	$193	As-Filed Revenue Requirement

Depreciation	($22)	New depreciation rates approved in the March 18, 2010 order in Case No. U-15699
Capital Structure	($5)	Filed for 11.25% ROE vs. authorized 11%
Rate Base	($3)
Sales	($19)	161.2 Bcf compared to MichCon's forecast of 152.3Bcf
Other Revenue	($27)	Primarily higher storage and transportation revenue
Variable Compensation	($10)	Disallowed employee incentive compensation
Other	$12	Primarily LIEEF funding and taxes

MPSC 6/03/10 Order	$119

Summary of Key Components of the Order
1.	Uncollectible Expense Tracking Mechanism
The MPSC ordered the continuation of a tracking mechanism. The MPSC also approved a prospective increase in the base amount of uncollectible expenses to approximately $70 million. Consistent with the MPSC’s recent decision in Detroit Edison’s electric rate order, there will be an 80/20 sharing of the expenses (modified from 90/10) above or below the base amount of $70 million.

2.	Return on Equity / Capital Structure
The MPSC determined that MichCon’s return on equity should be 11%. MichCon supported an 11.25% return on equity and the MPSC Staff had proposed a return on equity of 10.85%. The MPSC stated that current economic conditions in MichCon’s service territory remain weak and that, although the financial markets are beginning to stabilize, the economy has not noticeably improved. A permanent debt / equity capital structure was approved (49.6% / 50.4%) / ($934M / $948M) consistent with the Administrative Law Judge’s position.

3.	Sales Forecast
The MPSC adopted a sales forecast of 161.2 Bcf compared to MichCon’s forecast of 152.3Bcf. The MPSC stated that they believe that the Attorney General’s forecast better reflects the beginnings of a modest economic recovery that is expected to continue through the test year. The MPSC supported storage and transportation revenues of $98 million, stating that it finds that the Staff’s projections for third-party revenues are reasonable and prudent.

4.	Revenue Decoupling
The MPSC authorized a pilot RDM effective July 1, 2010. The RDM will compare weather normalized sales per customer for the period July 1, 2010, to June 30, 2011 with the base sales per customer level established in this case. The RDM does not include the recovery of the effects of weather on revenues. The MPSC supported Staff’s arguments and found that, in balancing the risks and benefits, the decoupling true-up should be based on 15-year weather normalized sales rather than actual sales.

5.	Operation and Maintenance Expense
The MPSC adopted an overall O&M level of $306 million. The primary difference between MichCon’s request and the MPSC was related to disallowance of $10 million in employee incentive compensation expense. The MPSC stated it was not allowing recovery of incentive compensation essentially because of the economic hardship that MichCon’s ratepayers are presently facing.

6.	Lost Gas and Company Use Tracking Mechanism
The MPSC denied MichCon’s request for a Lost Gas and Company Use tracker. The MPSC stated that approving a Lost Gas Tracking Mechanism would have removed the incentive for MichCon to control gas theft by guaranteeing the return of all losses, no matter what the volume.

7.	Timing
MichCon’s rates are effective for service rendered on and after the day following issuance of the order (June 4, 2010). MichCon will file revised rate schedules and tariffs reflecting the rates and tariff approved in the order within 30 days.

8.	MPSC approved rate base and capitalization

Total Rate Base ($ in millions)		Capitalization (percent of total capital)

Total Utility Plant	$3,666	Long-Term Debt	38.2%
Depreciation Reserve	$(1,991)	Equity	38.8%

Net Utility Plant	$1,675	Short-Term Debt	5.1%
		Other	3.0%
Working Capital	$692	Job Development ITC	0.4%

Total Rate Base	$2,367	Deferred Income Taxes	14.5%

		Total	100%

For further information, please contact DTE Energy’s investor relations group at (313) 235-8030.

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